ImmuCell Announces 17% Sales Growth and Other Financial Results for First Quarter of 2005

PORTLAND, ME -- 04/20/2005 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three months ended March 31, 2005.

During the three months ended March 31, 2005, product sales increased by 17%, or $211,000, to $1,428,000, as compared to the same period in 2004. During the three months ended March 31, 2005, total revenue increased by 29%, or $355,000, to $1,596,000, as compared to the same period in 2004.

"Our product sales growth continued to be driven principally by First Defense®," commented Michael F. Brigham, President and CEO. "Our bottom line benefited from income recognized under the December 2004 product development and marketing agreement with Pfizer for Mast Out®."

During the three months ended March 31, 2005, research and development expenses increased by 42%, or $92,000, to $314,000, comprising 20% of total revenues for the quarter. Research and development expenses net of revenue from the sale of technology rights and grant income decreased to $153,000 from $222,000 during the three month periods ended March 31, 2005 and 2004, respectively. The primary focus of the Company's research and development efforts continues to be Mast Out®, a Nisin-based treatment for mastitis in lactating dairy cows.

Net income of $259,000, or $0.09 per diluted share, during the three months ended March 31, 2005, increased by 51%, or $87,000, from $172,000, or $0.06 per diluted share, during the same period in 2004.

The Company's cash, cash equivalents and short-term investments increased by $227,000 to $4,677,000 at March 31, 2005, as compared to $4,450,000 at December 31, 2004. Stockholders' equity increased by 3%, or $259,000, to $7,988,000 at March 31, 2005, as compared to $7,729,000 at December 31, 2004. As of March 31, 2005, the Company had 2,795,000 shares of common stock outstanding, and 506,000 shares were reserved for outstanding stock options.

                                                    (Unaudited)
                                            Three Months Ended March 31,
(In thousands, except per share amounts)         2005         2004
                                               --------     --------
Revenues:
Product sales                                  $  1,428     $  1,218
Other revenues                                      168           24
                                               --------     --------
Total revenues                                    1,596        1,242

Cost and expenses:
Product costs                                       562          459
Research and development expenses                   314          222
Selling, general and administrative expenses        307          281
                                               --------     --------
Total costs and expenses                          1,183          962
                                               --------     --------

Net operating income                                413          279

Interest and other income, net                       21           11
                                               --------     --------

Income before income taxes                          434          290
Income tax expense                                  175          118
                                               --------     --------
Net income                                     $    259     $    172
                                               ========     ========

Net income per common share:
Basic                                          $   0.09     $   0.06
Diluted                                        $   0.09     $   0.06

Weighted average common shares outstanding:
Basic                                             2,795        2,743
Diluted                                           3,033        2,933

                                             (Unaudited)
                                             At March 31,  At Dec. 31,
                                                 2005         2004
                                               --------     --------
(In thousands)
Cash and short-term investments                $  4,677     $  4,450
Total assets                                      9,850        9,530
Net working capital                               5,240        4,998
Stockholders' equity                           $  7,988     $  7,729
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106